EXHIBIT 10.4

The Grilled Cheese Truck, Inc.

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of September 6, 2013 by and between The Grilled Cheese Truck, Inc., a Nevada corporation (formerly Trig Acquisition 1, Inc., “TRIG” or the “Company”), and Peter Goldstein (“GOLDSTEIN”).

1)           Engagement and Responsibilities

a)          Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby employs GOLDSTEIN as an Director, President, Interim Chief Financial Officer and Secretary of the Company. GOLDSTEIN hereby accepts such employment. GOLDSTEIN shall have such title or titles as the Board or President may from time to time determine.

b)          GOLDSTEIN’s duties and responsibilities shall be those incident to the positions described in Section 1(a) as set forth in the Bylaws of the Company and those which are normally and customarily vested in such offices of a corporation. In addition, GOLDSTEIN’s duties shall include those duties and services for the Company and its affiliates as the Board shall, in its sole and absolute discretion, from time to time reasonably direct which are not inconsistent with GOLDSTEIN’s positions described in Section 1(a).

c)          GOLDSTEIN agrees to devote, on a non-exclusive basis, the necessary time, energy and efforts to the business of the Company and will use his best efforts and abilities faithfully and diligently to promote the Company’s business interests. It is understood between the Company and GOLDSTEIN that he will devote no less than 20 hours per week in the execution of his duties. For as long as GOLDSTEIN is employed by the Company, GOLDSTEIN shall not, directly or indirectly, either as an employee, employer, consultant, agent, investor, principal, partner, stockholder (except as the holder of less than 1% of the issued and outstanding stock of a publicly held corporation), corporate officer or director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Company, as such businesses are now or hereafter conducted, or any business which the Company contemplates conducting or intends to conduct.

2)           Definitions

“Board” shall mean the Board of Directors of the Company.

“Disability,” with respect to GOLDSTEIN, shall mean that, for physical or mental reasons, GOLDSTEIN is unable to perform the essential functions of GOLDSTEIN’s duties under this Agreement for 30 consecutive days, or 60 days during any one six month period. GOLDSTEIN agrees to submit to a reasonable number of examinations by a medical doctor advising the Company as to whether GOLDSTEIN shall have suffered a disability and GOLDSTEIN hereby authorizes the disclosure and release to the Company and its agents and representatives all supporting medical records. If GOLDSTEIN is not legally competent, GOLDSTEIN’s legal guardian or duly authorized attorney-in-fact will act in GOLDSTEIN’s stead for the purposes of submitting GOLDSTEIN to the examinations, and providing the authorization of disclosure.

“Effective Date” shall mean the date first written above.

“For Cause” shall mean, in the context of a basis for termination of GOLDSTEIN’s employment with the Company, that:

a)          GOLDSTEIN breaches any obligation, duty or agreement under this Agreement, which breach is not cured or corrected within 15 days of written notice thereof from the Company (except for breaches of Sections 1(c), 6 or 7 of this Agreement, which cannot be cured and for which the Company need not give any opportunity to cure); or

b)          GOLDSTEIN is grossly negligent in the performance of services to the Company, or commits any act of personal dishonesty, fraud, embezzlement, breach of fiduciary duty or trust against the Company; or

c)          GOLDSTEIN is indicted for, or convicted of, or pleads guilty or nolo contendere with respect to, theft, fraud, a crime involving moral turpitude, or a felony under federal or applicable state law; or

d)          GOLDSTEIN commits continued and repeated substantive violations of specific written directions of the Board, which directions are consistent with this Agreement and GOLDSTEIN’s position as an executive officer, or continued and repeated substantive failure to perform duties assigned by or pursuant to this Agreement; or

e)          GOLDSTEIN continues to neglect his duties after receipt of notice thereof from the Company (and the Company need give such notice only once).

“Person” shall mean an individual or a partnership, corporation, trust, association, Limited Liability Company, governmental authority or other entity.

“Portfolio Company” shall mean any person which has engaged the Company for the provision of services.

“Term” shall mean the period commencing on the Effective Date and ending at the close of business on the business day immediately preceding the twelve month anniversary of the Effective Date.

3)           Compensation and Benefits

For as long as GOLDSTEIN shall be employed by the Company, GOLDSTEIN shall receive the compensation and benefits set forth in this Section 3.

(a)          Salary. The Compensation is $180,000 per annum which shall commence as of the date hereof. The base salary shall be payable in installments on the fifteenth and last day of each month.

(b)          Expense Reimbursement.

(i)	GOLDSTEIN shall be entitled to reimbursement from the Company for reasonable out-of-pocket costs and expenses which GOLDSTEIN incurs in connection with the performance of GOLDSTEIN’s duties and obligations under this Agreement in a manner consistent with the Company’s practices and policies therefore.

(ii)	GOLDSTEIN shall be entitled to reimbursement each month as follows: (A) $3,300 insurance and (B) $2,000 automotive allowance.
(iii)	GOLDSTEIN shall be entitled to a one-time payment of a non-accountable expense advance of $15,000.

(c)          Disability. In the event of any Disability, GOLDSTEIN shall receive the compensation and benefits specified herein for 90 days. Such compensation and benefits shall be received at the end of the disability.

(d)          Withholding. The Company may deduct from any compensation payable to GOLDSTEIN (including payments made pursuant to Section 5 of this Agreement in connection with or following termination of employment) amounts it believes are required to be withheld under federal and state law, including applicable federal, state and/or local income tax withholding, old-age and survivors’ and other social security payments, state disability and other insurance premiums and payments.

(d)          Key Man Insurance. The Company may, at its own expense, purchase a key man life insurance policy at an amount to be determined naming the Company as a beneficiary. At the time that Goldstein is no longer employed by the Company, Goldstein will have the right to retain the policy. It is expressly understood between the Company and Goldstein that the Company will not have any further obligation with respect to the policy following GOLDSTEIN’s employment by the Company.

(e)          Performance Bonus. GOLDSTEIN shall be entitled to certain performance based compensation in the event that the Company achieves certain milestones as follows:

(i)	Revenue Milestone 1. In the event the Company’s Revenue (as defined below) is in excess of $2,500,000 for any given three month period ending on or prior to July 30, 2014, then GOLDSTEIN shall be entitled to a cash bonus of $100,000.
(ii)	Revenue Milestone 2. In the event the Company’s Revenue (as defined below) i is in excess of $6,250,000 for any given three month period ending on or prior to December 31, 2015, then GOLDSTEIN shall be entitled to a cash bonus of $150,000.
(iii)	Revenue Milestone 3. In the event the Company’s Revenue (as defined below) is in excess of $12,500,000 for any given three month period ending on or prior to June 30, 2016, then GOLDSTEIN shall be entitled to a cash bonus of $500,000.

For purposes of this provision, Revenue shall mean the Consolidated Gross Revenue generated from the Company’s operations, including but not limited to revenue from licensing sales, revenue from franchise sales (including fees and royalties), revenue from acquisitions and gross revenue generated from licensing and franchise fees for the period commencing after the executed date of this Agreement.

(g)          Warrants. The Company intends to have its class of common stock, par value $.001 per share (the “Common Stock”) listed for quotation on the OTC Bulletin Board and/or OTCQB Market or any other quotation or exchange. In the event that the Company’s Common Stock is listed for quotation and begins trading, and within 18 months of the initial trading date the Company’s Common Stock exceeds $5.00 per share on the OTC Bulletin Board and/or OTCQB Market or any other quotation or exchange for a period of 20 consecutive trading days during such 18 month period, then the Company shall issue GOLDSTEIN warrants to purchase 700,000 shares of the Company’s Common Stock. The Warrants shall have an exercise price of $2.00, contain cashless exercise provisions, and be exercisable for a period of three years from the date of granting such warrants.”

(h)          Additional Consideration.

(i)	Payment for Other Work. In addition to the amount specified in Section 3, the Company shall pay GOLDSTEIN, on a case-by-case basis and on terms and compensation to be negotiated separately from this Agreement and evidenced in a separate agreement, for GOLDSTEIN’s role with respect to any Business Development or any Management Support activities as may be requested or desired by the Company.
(ii)	Payment for Licensing Referrals. For any Business Development whereby GOLDSTEIN introduces a prospect to the Company that enters into a Licensing Agreement with the Company, the Company agrees to pay GOLDSTEIN compensation equal 5%, per annum, of the license fee on a transaction for the entire term of such Licensing Agreement.
(iii)	Completion of Financing Under the Jobs Act. In the event the Company completes a private placement offering pursuant to the new Jumpstart Our Business Startups Act (“Jobs Act”) to which the Company raises a minimum of $5,000,000 in net proceeds, then GOLDSTIN shall receive a cash payment of $100,000.

4)           Term of Employment

GOLDSTEIN’s employment pursuant to this Agreement shall commence on the Effective Date, as defined in Section 2 and shall terminate on the earliest to occur of the following:

a)          upon the date set forth in a written notice of termination from GOLDSTEIN to the Company (which date shall be at least four months after the effective date and at least 30 days after the delivery of that notice); provided, however, that in the event GOLDSTEIN delivers such notice to the Company, the Company shall have the right to accelerate such termination by written notice thereof to GOLDSTEIN (and such termination by the Company shall be deemed to be a termination of employment pursuant to this Section 4(a), and not a termination pursuant to Section 4(d) or 4(e) hereof);

b)          upon the death of GOLDSTEIN;

c)          upon delivery to GOLDSTEIN of written notice of termination by the Company if GOLDSTEIN shall suffer a Disability;

d)          upon delivery to GOLDSTEIN of written notice of termination by the Company For Cause;

(e)          twelve months from the Effective Date; or

(f)         In the event GOLDSTEIN is replaced as Chief Financial Officer of the Company, GOLDSTEIN shall be entitled to continue to receive all compensation, benefits, fees and expenses contained in Section 3 for a period of 12 months from removal as Chief Financial Officer, provided, however, in the event that during such 12 month period after the removal as Chief Financial Officer, GOLDSTEIN continues to receive compensation specified in Section 3 for services rendered under this Agreement, this provision shall not apply and GOLDSTEIN shall not receive double compensation, but be compensated in accordance with the terms of this Agreement prior to being replaced.

GOLDSTEIN agrees and covenants that, except for the benefit of the Company (and or successor, parent or subsidiary) during the 12 month tail period, he will not engage, directly or indirectly (whether as an officer, director, consultant, employee, representative, agent, partner, owner, stockholder, or otherwise) in any business engaged in by the Company nor will GOLDSTEIN compete against the Company for any transaction or corporate opportunity which the Company has or may have an interest in pursuing.

5)           Confidentiality.

GOLDSTEIN agrees not to disclose or use at any time (whether during or after GOLDSTEIN’s employment with the Company) for GOLDSTEIN’s own benefit or purposes or the benefit or purposes of any other Person any databases, trade secrets, proprietary data, or other confidential information, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financial methods, plans, or the business and affairs of the Company generally, provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of GOLDSTEIN’s employment with the company. GOLDSTEIN agrees that upon termination of his employment with the Company for any reason, she will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and/or any Portfolio Company, except that she may retain personal notes, notebooks, diaries and addresses and phone numbers. GOLDSTEIN further agrees that she will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company.

6)           Miscellaneous

a)          Notices.  All notices, requests, demands and other communications (collectively, “Notices”) given pursuant to this Agreement shall be in writing, and shall be delivered by personal service, courier, facsimile transmission or by United States first class, registered or certified mail, addressed to the following addresses:

If to the Company, to:

The Grilled Cheese Truck, Inc.

Robert Lee, Chief Executive Officer

641 Lexington Avenue, Suite 1526

New York, NY 10022

If to GOLDSTEIN, to:

Peter Goldstein

650 Sweet Bay Avenue

Plantation, FL 33324

Any Notice, other than a Notice sent by registered or certified mail, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be effective on the earlier of when received or the third day following deposit in the United States mails. Any party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this Section.

b)          Entire Agreement.  This Agreement contains the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein.  Without limiting the foregoing, this Agreement supersedes those certain term sheets and/or agreements dated prior to date hereof. No representations, oral or otherwise, express or implied, other than those contained in this Agreement have been relied upon by any party to this Agreement.

c)          Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

d)          Governing Law.  This Agreement has been made and entered into in the State of New York and shall be construed in accordance with the laws of the State of New York.

e)          Captions.  The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

f)          Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

g)          Attorneys’ Fees.  If any action or proceeding is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover as an element of its costs, and not its damages, its reasonable attorneys’ fees, costs and expenses.  The prevailing party is the party who is entitled to recover its costs in the action or proceeding.  A party not entitled to recover its costs may not recover attorneys’ fees.  No sum for attorneys’ fees shall be counted in calculating the amount of a judgment for purposes of determining whether a party is entitled to recover its costs or attorneys’ fees.

In Witness Whereof, the parties have executed this Agreement as of the date first above written.

The Grilled Cheese Truck, Inc.

By:

Its:

EMPLOYEE

Peter Goldstein